Exhibit 99.4

Alynx, Co. (OTCBB: AYXC.OB) announced today it has completed its acquisition of 100% of the outstanding shares of MiMedx, Inc., a development-stage medical device company, based in Tampa, Florida.

In connection with the transaction, structured as a reverse merger, Alynx issued approximately 52.9 million new shares of its common stock, and approximately 3.7 million new shares of its preferred stock (convertible into approximately 56.9 million shares of its common stock, subject to specified conditions). Also in connection with the merger, Alynx repurchased and canceled 20.0 million shares of its outstanding common stock. After the merger, there is a total of approximately 55.8 million shares of common stock and 3.7 million shares of preferred stock of Alynx outstanding, with former MiMedx shareholders holding approximately 97.25% on a fully-diluted basis. The shares issued in the merger were issued pursuant to a private placement and are not presently eligible for resale to the public.

The executive officers and directors of MiMedx became the executive officers and directors of Alynx after the merger. The board of Alynx has expressed its intention to call a meeting of shareholders in the near future. One of the purposes of the meeting would include a proposal to approve a reverse stock split of approximately one-for-three for each share of Alynx common stock, reducing the total shares outstanding to approximately 36.5 million shares. If the board calls a meeting of shareholders, appropriate filings would be made with the SEC and proxy materials would be provided to Alynx shareholders, who would then have the opportunity to consider and vote upon the proposal. There can be no assurance that the proposal will be submitted, and if submitted, the proposal may vary from the proposals presently contemplated. Furthermore, there can be no assurance the proposal will be approved by the shareholders.

About MiMedx, Inc.

Founded in 2006, MiMedx, Inc. is a development-stage Florida corporation with technology focusing on biomaterials for soft tissue repair, such as tendons, ligaments and cartilage, as well as other biomaterial-based products for other medical applications. The company, based in Tampa, Florida, holds an exclusive, worldwide license from the Shriner’s Hospital for Children and the University of South Florida Research Foundation for certain nordihydroguaiaretic acid (NDGA) technology. MiMedx is targeting this proprietary technology for a number of diverse medical applications.

MiMedx, Inc. also has a wholly-owned subsidiary, SpineMedica, LLC, based in Atlanta, Georgia, led by an industry veteran, R. Lewis Bennett. MiMedx completed an acquisition of SpineMedica Corp., in July, 2007. SpineMedica, a Florida limited liability company, is a development-stage company focusing on the commercialization of medical device technologies for application in the spine and chronic back pain. SpineMedica’s goal is to acquire promising technologies in this field through licensing arrangements and develop and commercialize such technologies.

For further information, please refer to the Form 8-K to be filed by Alynx with the SEC as soon as practicable after the merger. When filed, the Form 8-K will be accessible at: http://www.sec.gov/edgar/searchedgar/companysearch.html by inserting “Alynx” in the “company name” search line. You may also contact Matthew J. Miller, Executive Vice President of Alynx, at 813-866-0000, for additional information.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,”

“anticipates,” “plans,” “intends,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. For example, MiMedx and SpineMedica may be unable to continue their efforts on particular products due to future laboratory results. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.